November 4, 2004
                                             Contact:  John Gioffre
                                             Chief Financial Officer
                                             3524 Airport Road
                                             Maiden, NC  28650
                                             (828) 464-8741 Ext. 6677


                        FOR IMMEDIATE RELEASE

        AIR T, INC. REPORTS UNAUDITED SECOND QUARTER RESULTS

MAIDEN, NC - Air T, Inc. (AirT) (NASDAQ: AIRT) today reported unaudited consolidated net earnings of $538,000 ($0.20 per share) for fiscal 2005's second quarter ended September 30, 2004, compared to net earnings of $358,000 ($0.13 per share) for the second quarter of fiscal 2004. Consolidated revenues for fiscal 2005's second quarter was $16,366,000 compared to $13,623,000 for the similar 2004 fiscal quarter. Six month, year-to-date, consolidated revenues increased $6,773,000, to $31,452,000, while net earnings increased $365,000 to current year-to-date net earnings of $1,072,000.

AirT's fiscal 2005's net earnings for the three and six month periods ended September 30, 2004 are, respectively, comprised of $538,000 and $1,072,000 in net earnings from continuing operations, which include residual costs associated with the discontinued operation of the aviation parts and services business segment while the periods ended September 30, 2003 are, respectively, comprised of $612,000 and $1,056,000 in earnings from continuing operations, offset, respectively, by $254,000 and $349,000 in losses from discontinued operations.

The current three and six-month periods ended September 30, 2004 increased revenues resulted from both increased ground equipment and air cargo revenues. The increased net earnings were due to increased ground equipment segment earnings during the current periods and losses on the discontinued operations of the Company's aviation parts and service segment incurred in the prior periods ended September 30, 2003. The equipment sector's increase net earnings were partly offset by a net earnings decrease in the air cargo sector. The net earnings decrease in air cargo was due to a combination of temporarily  decreased  administrative  fees  and  higher  levels  of current period administrative costs. The temporary reduction in administrative fees resulted from delays in its customer's introduction of newer technology aircraft, currently undergoing conversion to cargo configuration, as older cargo aircraft are phased out of service. Administrative costs increased as additional staffing has been put in place to oversee the phase-in of the newer aircraft and route expansion.

Walter Clark, Chairman and Chief Executive Officer of AirT, stated, "These continued good earnings are indicative of strong relationships with our core customers. Both freight delivery companies and the
equipment   manufacturing  company  have   long   standing   business
associations that continue to be significant. AirT strives to provide the highest degree of service and reliability to all business partners."

AirT, through its subsidiaries, provides overnight air freight service to the express delivery industry and manufactures and services aviation and other specialized equipment. AirT is one of the largest small aircraft air cargo operators in the United States and currently operates a fleet of single and twin engine turbo-prop aircraft nightly in the eastern half of the United States and Canada, South America, Puerto Rico and the Virgin Islands.

Statements in this press release, which contain more than historical information, may be considered forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of
1995), which are subject to risks and uncertainties. Actual results may differ materially from those expressed in the forward-looking statements because of important potential risks and uncertainties, including but not limited to the effects of economic, competitive and market conditions in the aviation industry, the continuing impact of terrorist activities and threats, continuation of contracts with the significant customer of the company's air cargo segment, market acceptance of new products and services and changes in government regulations or technology. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. We are under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.



                        FINANCIAL HIGHLIGHTS
                (In thousands, except per share data)


                                        THREE MONTHS ENDED   SIX MONTHS ENDED
                                        09/30/04  09/30/03  09/30/04  09/30/03
Continuing Operations Revenues           $16,366   $13,623   $31,452   $24,679
  Earnings from Continuing Operations        538       612     1,072     1,056
  Loss from Discontinued Operations          -        (254)      -        (349)
Net Earnings                             $   538   $   358   $ 1,072   $   707

Net Earnings (Loss) Per Share-Diluted:
Continuing Operations                    $  0.20   $  0.22   $  0.40   $  0.39
Discontinued Operations                      -       (0.09)      -       (0.13)
Total Net Earnings Per share-Diluted     $  0.20   $  0.13   $  0.40   $  0.26

Weighted Average Common Shares
  Outstanding-Diluted                      2,693     2,734     2,703     2,726